Exhibit 99.1

Conference call:	Today, Thursday, November 6, 2014 at 4:30 p.m. EDT
Webcast / Replay URL:	www.wave.com/news/webcasts
Dial-in numbers:	212-231-2902

Wave Reports Q3 Net Revenues of $4.3M

Lee, MA—November 6, 2014—Wave Systems Corp. (NASDAQ: WAVX), an enterprise security software provider, today reported third quarter (Q3 ’14) results for the period ended September 30, 2014. Wave will host a live webcast http://www.wave.com/resource-center/webcasts and conference call (212-231-2902) today at 4:30 p.m. ET to review its Q3 results and progress to date in 2014.

Q3 Financial Highlights

•                  Wave’s total net revenues for Q3 ’14 declined to $4.3 million versus $6.3 million in Q3 ’13 and $4.4 million in Q2 ’14.  The decline in total net revenues from Q3’13 included a decrease in licensing and maintenance net revenues of $1.8 million — consisting of:

•                  a $1.4 million decrease in OEM software bundling revenue, resulting primarily from a decline in shipments of Wave’s solutions under its OEM bundling relationship with Dell and

•                  a $0.4 million decline in consulting revenue from one of the world’s leading international oil and gas companies.

•                  The decline in total net revenues from Q2’14 consisted of:

•                  a decrease in licensing and maintenance net revenues of $0.4 million, consisting primarily of a quarter-over-quarter decrease in OEM software bundling revenue as described above and

•                  an increase of $0.3 million in revenue earned during Q3 ’14 from a service contract with an OEM partner.

•                  Q3 ‘14 total operating expenses declined to $6.4 million versus $9.1 million in Q3 ’13.  Q2 ’14 total operating expenses were $8.2 million.

•                  Wave’s Q3 ‘14 net loss narrowed to $2.1 million, or ($0.05) per basic share, compared to a net loss of $2.9 million, or ($0.09) per basic share in Q3 ’13, and a net loss of $3.8 million, or ($0.09) per basic share, in Q2 ‘14.

•                  Q3 ‘14 total billings declined to $3.4 million versus Q3 ‘13 total billings of $7.1 million. Q2 ’14 total billings were $3.6 million. The year-over-year decline was due to a $2.2 million decrease in licensing and maintenance billings, the absence of current services billings versus $0.4 million in Q3 ’13, and a $1.1 million decrease in OEM billings, principally due to a decrease in Dell-related OEM bundling activity.

Working Capital

•                  Cash and cash equivalents were $4.3 million at September 30, 2014 compared to $2.1 million at December 31, 2013 and $1.8 million at September 30, 2013. Wave’s total current assets were $6.7 million at September 30, 2014 and total current liabilities were $8.6 million, including $5.0 million in deferred revenue.

•                  On October 15, 2014, Wave entered into an Asset Purchase Agreement with DocMagic, Inc. to sell eSignSystems, a product line of Wave, to DocMagic, Inc. for $1.2 million.  The transaction closed on October 16, 2014.

CEO Commentary:

“Our revenue and billings remained essentially flat compared to last quarter,” said Bill Solms, Wave’s President and CEO. We had hoped to see the first signs of increased billings from Wave’s revitalized products, sales and marketing efforts in late Q3, but based on the positive interest in Wave’s new Virtual Smart Card 2.0 and some of our legacy products, I stand by my previously stated goals.  To attain those goals, we will require strong sales execution in Q4 and continuing into 2015. Wave remains committed to improvement in our sales and marketing execution, and I am continuing to take appropriate steps toward that end.”

Recent Corporate Developments:

•                  Partner News: Micron Technology, Wave Systems, Lenovo and American Megatrends Inc. Announce Intention to Create New Industry Standard to Meet Heightened Global Security Requirements

•                  Wave Systems Completes Sale of eSignSystems for $1.2M

•                  Gartner Positions Wave Systems as Visionary in 2014 Magic Quadrant for Mobile Data Protection

•                  Wave Systems Announces First U.S. Federal Government Customer for Wave Virtual Smart Card 2.0

About Wave Systems

Wave Systems Corp. reduces the complexity, cost and uncertainty of authentication and data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves. Wave is a leading expert in this growing trend and is leading the way with first-to-market solutions and helped shape standards through its board seat on the Trusted Computing Group.

Safe Harbor for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Wave assumes no duty to and does not undertake to update forward-looking statements.

All brands are the property of their respective owners.

Wave Systems Corp.	Investor Relations
Walter A. Shephard, CFO	David Collins, Chris Eddy

(413) 243-1600	(212) 924-9800
investors@wave.com	wavx@catalyst-ir.com

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three months ended		Nine months ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Net revenues:
Licensing and maintenance	$4,032,104	$5,851,325	$13,804,463	$16,978,355
Services	300,000	400,000	300,000	1,808,938
Total net revenues	4,332,104	6,251,325	14,104,463	18,787,293

Operating expenses:
Licensing and maintenance — cost of net revenues	260,828	406,051	912,175	3,105,961
Services – cost of net revenues	73,000	65,149	73,000	277,665
Selling, general, and administrative	4,006,625	6,181,802	14,589,760	20,043,524
Research and development	2,069,272	2,493,354	7,608,358	9,254,464
Impairment of goodwill	—	—	—	2,590,000
Total operating expenses	6,409,725	9,146,356	23,183,293	35,271,614
Operating loss	(2,077,621)	(2,895,031)	(9,078,830)	(16,484,321)
Other income (expense), net:
Net currency transaction loss	(3,913)	(5,626)	(7,862)	(12,358)
Net interest expense	(24,325)	(43,166)	(108,202)	(151,196)
Total other income (expense), net	(28,238)	(48,792)	(116,064)	(163,554)
Net loss	$(2,105,859)	$(2,943,823)	$(9,194,894)	$(16,647,875)

Loss per common share — basic and diluted	$(0.05)	$(0.09)	$(0.22)	$(0.58)

Weighted average number of common shares outstanding during the period	45,895,118	31,132,377	42,049,167	28,609,207

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Supplemental Schedules

(Unaudited)

	Three months ended		Nine months ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013

Total net revenues	$4,332,104	$6,251,325	$14,104,463	$18,787,293
Increase (decrease) in deferred revenue	(958,831)	817,855	(2,200,441)	113,281

Total billings (Non-GAAP)	$3,373,273	$7,069,180	$11,904,022	$18,900,574

Net loss as reported	$(2,105,859)	$(2,943,823)	$(9,194,894)	$(16,647,875)
Net interest expense	24,325	43,166	108,202	151,196
Depreciation and amortization	215,418	216,571	677,317	763,840
Stock-based compensation expense	(547,950)	512,569	303,894	1,619,115
Impairment of goodwill and amortizable intangible assets	—	—	—	4,205,000

EBITDAS (Non-GAAP)	$(2,414,066)	$(2,171,517)	$(8,105,481)	$(9,908,724)

Non-GAAP Financial Measures:

As supplemental information, we provide the non-GAAP performance measures that we refer to as total billings and EBITDAS.  Total billings is provided in addition to, but not as a substitute for, GAAP total net revenues.  Total billings means the sum of total net revenues determined in accordance with GAAP, plus the increase or minus the decrease in deferred revenue.  We consider total billings an important measure of our financial performance, as we believe it best represents the continued increase in our software license upgrades.  Total billings is not a measure of financial performance under GAAP and, as calculated by us, may not be consistent with computations of total billings by other companies.   For the three months ended June 30, 2014, total billings were $3,624,909 and consisted of total net revenues of $4,439,820 adjusted for a decrease in deferred revenue of $814,911.

EBITDAS is defined as net income (loss) before interest income (expense), income taxes, depreciation, amortization and stock-based compensation.  EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as EBITDAS is not defined by GAAP.  However, we regard EBITDAS as a complement to net income (loss) and other GAAP financial performance measures, including an indirect measure of operating cash flow.  For the three months ended June 30, 2014, negative EBITDAS was $(3,093,705) and consisted of net loss as reported of $(3,795,530) adjusted for net interest expense of $39,013, depreciation and amortization of $225,251 and stock-based compensation expense of $437,561.

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$4,332,781	$2,120,102
Accounts receivable, net of allowance for doubtful accounts of $-0- September 30, 2014 and December 31, 2013	1,960,558	2,730,077
Pledged receivables	—	1,683,188
Prepaid expenses and other current assets	433,366	488,656
Total current assets	6,726,705	7,022,023
Property and equipment, net	451,762	596,820
Amortizable intangible assets, net	2,153,900	2,590,920
Goodwill	1,448,000	1,448,000
Other assets	172,909	167,146
Total Assets	10,953,276	11,824,909

Liabilities and Stockholders’ Deficit
Current liabilities:
Secured borrowings	—	1,430,710
Accounts payable and accrued expenses	3,624,978	6,789,274
Deferred revenue	5,022,767	6,996,239
Total current liabilities	8,647,745	15,216,223
Other long-term liabilities	57,136	78,618
Royalty liability	4,388,981	4,509,629
Long-term deferred revenue	1,054,443	1,003,614
Total liabilities	14,148,305	20,808,084

Stockholders’ Deficit:
Common stock, $.01 par value. Authorized 150,000,000 shares as Class A; 45,895,118 shares issued and outstanding at September 30, 2014 and 35,019,740 at December 31, 2013	458,951	350,197
Common stock, $.01 par value. Authorized 13,000,000 shares as Class B; 8,885 shares issued and outstanding at September 30, 2014 and December 31, 2013	89	89
Capital in excess of par value	422,781,305	407,907,019
Accumulated deficit	(426,435,374)	(417,240,480)
Total Stockholders’ Deficit	(3,195,029)	(8,983,175)
Total Liabilities and Stockholders’ Deficit	$10,953,276	$11,824,909

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